Exhibit 5
HART & HART, LLC
ATTORNEYS AT LAW
1624 Washington Street
Denver, CO  80203

William T. Hart, P.C.	________	harttrinen@aol.com
Will Hart	(303) 839-0061	Fax: (303) 839-5414

September 10, 2014

EFLO Energy, Inc.
333 N. Sam Houston Parkway East
Suite 600
Houston, Texas  77060

This letter will constitute an opinion upon the legality of the issuance by EFLO Energy, Inc., a Nevada corporation (the “Company”), of:

●	shares of common stock having a maximum value of $18,700,000;

●	warrants to be issued to Canacord Genuity Corp. having a maximum value of $100;

●	shares of common stock issuable upon the exercise of warrants to be issued to Canacord Genuity Corp having a maximum value of $1,309,000

●	warrants to be issued to Clarion Finance PTE Ltd. having maximum value of $100; and

●	shares of common stock issuable upon the exercise of warrants to be issued to Clarion Finance PTE Ltd. having a maximum value of $261,800;

all as referred to in the Registration Statement on Form S-1 filed by the Company with the Securities and Exchange Commission.

We have examined the Articles of Incorporation, the Bylaws, and the minutes of the Board of Directors of the Company, the applicable laws of the State of Nevada, and a copy of the Registration Statement.  In our opinion:

(i)
the Company is authorized to issue the shares of common stock mentioned above and such shares, when issued, will be legally issued and will represent fully paid and non-assessable shares of the Company’s common stock.

(ii)
the warrants to be issued to Canacord Genuity Corp. and Clarion Finance PTE Ltd. when issued, will be legally issued, fully paid, non-assesssable and binding obligations of the Company under the laws of Nevada.

(iii)
any shares issued upon the exercise of the warrants issued to Canacord Genuity Corp. and Clarion Finance PTE Ltd. will be legally issued and will represent fully paid and non-assessable shares of the Company’s common stock.

Very truly yours,

HART & HART, LLC

/s/ William T. Hart

William T. Hart